EXHIBIT I
TO SCHEDULE 13G



The persons filing this statement are Lehman Brothers Inc., a registered Broker/Dealer and Lehman Brothers Holdings Inc. and
American Express Company, parent holding companies. The relevant subsidiary is Lehman Brothers Inc.





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